Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Fourth Quarter and Fiscal Year 2014 Earnings

Fourth Quarter Fiscal 2014 Net Sales Increase 12.8% and Comparable Store Sales Increase 3.0%

Fourth Quarter Fiscal 2014 GAAP Diluted Earnings Per Share of $0.42 and Adjusted Diluted Earnings Per Share of $0.55

Company Provides Fiscal 2015 Guidance

Announces Plans to Discontinue Operations in California

GREENSBORO, N.C. - March 5, 2015 - The Fresh Market, Inc. (NASDAQ: TFM), a growing specialty grocery retailer, today announced unaudited sales and earnings results for its thirteen-week fourth quarter and fiscal year ended January 25, 2015.

Fiscal Fourth Quarter Financial Overview

•
Diluted earnings per share under U.S. generally accepted accounting principles (“GAAP”) in the fourth quarter of fiscal 2014 were $0.42 per share, compared to $0.04 per share in the fourth quarter of fiscal 2013. Fourth quarter fiscal 2014 results include asset impairment, leadership change, and net store closure charges of $0.13, and fourth quarter fiscal 2013 results include impairment charges for certain real estate and store related assets of $0.35.

•
Adjusted diluted earnings per share were $0.55, excluding asset impairment, leadership change, and net store closure charges of $0.13, for the fourth quarter of fiscal 2014, compared to adjusted diluted earnings per share of $0.39, excluding impairment charges of $0.35, for the fourth quarter of fiscal 2013. Adjusted diluted earnings per share is a non-GAAP financial measure. The schedules included in this press release include a reconciliation of this and other non-GAAP financial measures referenced to their comparable GAAP financial measures.

•	GAAP net income in the fourth quarter of fiscal 2014 was $20.2 million, compared to $2.0 million in the fourth quarter of fiscal 2013.

•
Adjusted EBITDA in the fourth quarter of fiscal 2014 was $60.8 million, compared to $47.0 million in the fourth quarter of fiscal 2013, an increase of 29.3%. Adjusted EBITDA is a non-GAAP financial measure.

•	Net sales for the fourth quarter of fiscal 2014 increased 12.8% to $480.5 million and comparable store sales increased 3.0% to $412.3 million from the fourth quarter of fiscal 2013.

•
Gross profit for the fourth quarter of fiscal 2014 increased 15.4%, or $22.0 million, to $164.7 million, compared to the fourth quarter of fiscal 2013. Gross margin increased 80 basis points to 34.3%, compared to 33.5% in the fourth quarter of the prior fiscal year.

•
The Company generated $44.8 million in cash flow from operations during the fourth quarter of fiscal 2014, compared to $35.8 million in the fourth quarter of the prior fiscal year. The resulting cash balance was $48.5 million as of January 25, 2015.

Sean Crane, Interim Chief Executive Officer, commented, “We are pleased with our fourth quarter results. During the quarter, we successfully took steps to grow customer transactions, expand gross margin and leverage our cost structure. The positive response to our marketing activities and direct mail initiative helped drive a 3.7% increase in customer traffic, which is our highest year-over-year growth in the past ten quarters. By rationalizing our promotional activity and pricing on select items, as well as taking actions to reduce our supply chain costs, we were able to increase our gross margin despite continued product cost inflation. Looking forward, we remain focused on our key growth strategies, including opening new stores in our core markets and continuing to increase shopper frequency.”
Strategic Initiative
The Fresh Market announced today that, after careful consideration of expected future cash flows, the long-term strategic importance of individual stores, and the anticipated timeline of store openings in California, the Company has decided to close its operations in California, which include stores in Palo Alto, Santa Barbara and Laguna Hills in order to focus on higher growth opportunities. This decision is consistent with the Company’s previously announced strategy to concentrate its unit growth resources in the eastern half of the United States over the next three years. Despite the improving results of these stores in California, the Company concluded that the pace of organic store growth was going to be slower than anticipated and believes it can achieve more consistent financial results and a better return on its investments by continuing to grow in markets within or closer to its existing markets at this time.
For fiscal 2014, operating losses and pre-opening related rent and other expenses attributable to operations in California totaled approximately $4.8 million, or approximately $0.06 per diluted share, excluding impairment charges.
As a result of the store closures, the Company anticipates additional charges in fiscal 2015 of approximately $20 million to $26 million related to the recognition of lease liabilities, asset disposals, severance and other costs associated with the closure of operations in California. The stores will be closed to customers by March 31, 2015 and the Company expects store closure activities to be completed in fiscal 2015.
Fourth Quarter Operating Performance

Total net sales for the fourth quarter of fiscal 2014 increased 12.8% to $480.5 million and comparable store sales increased 3.0% to $412.3 million from the fourth quarter of fiscal 2013. The Company’s fourth quarter comparable store sales were driven by a 3.7% increase in the number of transactions, partially offset by a 0.7% decrease in average transaction size. The acceleration in the number of transactions was attributable primarily to the marketing activities and direct mail campaign that the Company launched in the quarter.

The Company’s gross profit increased 15.4%, or $22.0 million, to $164.7 million in the fourth quarter of fiscal 2014, compared to the same prior year period. The fiscal 2014 fourth quarter gross margin was 34.3% compared to 33.5% in the fourth quarter of the prior fiscal year. The increase in gross profit margin was driven primarily by adjusting promotions and pricing, reducing supply chain costs, and leveraging occupancy costs as a percentage of net sales.

Selling, general and administrative expenses for the fourth quarter of fiscal 2014 increased $10.5 million to $107.4 million, compared to the fourth quarter of fiscal 2013. Included in these expenses is $2.1 million related to the previously announced leadership changes at the Company. Selling, general and administrative expenses as a percentage of net sales for the quarter decreased 40 basis points to 22.4%, compared to 22.8% in the fourth quarter of fiscal 2013. The decrease in expenses as a percentage of net sales was primarily due to leverage of store and corporate staff labor expenses, partially offset by 40 basis points of expenses related to leadership changes.

Operating income was $32.6 million, or 6.8% of net sales, for the fourth quarter of fiscal 2014, compared to $3.2 million, or 0.7% of net sales, in the fourth quarter of fiscal 2013. The Company’s fourth quarter 2014 operating income included net charges of approximately $10.6 million related to the impairment of certain real estate and store related assets, and leadership change related costs, partially offset by a net reduction in previously recorded closed store expense. Excluding these charges, adjusted operating income was $43.2 million, or 9.0% of net sales, for the quarter, compared to adjusted operating income of $30.7 million, or 7.2% of net sales, for the fourth quarter of fiscal 2013. Adjusted operating income is a non-GAAP financial measure.

Fiscal Year 2014 Operating Performance

For the fifty-two week period ended January 25, 2015, net sales were $1.75 billion, a 16.0% increase compared to fiscal 2013, while comparable store sales increased 2.9% over the same prior year period. GAAP net income for fiscal 2014 was $63.0 million, compared to $50.8 million in the same prior year period. GAAP net income for fiscal 2014 includes pre-tax store closure and exit costs of $13.5 million related to previous store closings in addition to asset impairment and leadership change costs totaling $11.0 million. GAAP diluted earnings per share for fiscal 2014 were $1.30, compared to GAAP diluted earnings per share of $1.05 for fiscal 2013. Excluding the $0.31 per diluted share impact from store closure and exit costs, as well as asset impairment and leadership change charges, adjusted diluted earnings per share were $1.61 for fiscal 2014, compared to adjusted diluted earnings per share of $1.40, excluding impairment charges of $0.35 per diluted share for fiscal 2013.

Balance Sheet and Cash Flow
During the fourth quarter of fiscal 2014, the Company generated $44.8 million in cash flow from operations and invested $25.7 million in capital expenditures, of which $16.3 million related to new and remodeled stores. For fiscal 2014, the Company generated $143.0 million in cash flow from operations and invested $90.2 million in capital expenditures, with $75.3 million spent on real estate activities.
The Company had $48.5 million of cash and no long-term debt at the end of the fourth quarter of fiscal 2014, compared to $11.7 million and $24.7 million, respectively, at the end of fiscal 2013.

On a trailing four quarter basis for the period ended January 25, 2015, the Company’s return on assets was 12.7%, return on invested capital, excluding excess cash, was 18.3%, and return on equity was 19.2%. Excluding the impact from store closure and exit costs, as well as asset impairment and leadership change charges recognized in fiscal 2014, the Company’s adjusted return on assets was 15.5%, adjusted return on invested capital, excluding excess cash, was 22.0%, and adjusted return on equity was 22.7%, all on a trailing four quarter basis for the period ended January 25, 2015. These financial return measures are non-GAAP financial measures. The schedules included in this press release include a discussion of these non-GAAP financial measures, as well as the details of the Company’s calculations of these financial return measures.

Growth and Development

During the fourth quarter of fiscal 2014, the Company opened five new stores, including two stores in North Carolina, two stores in Texas, and one store in Florida. As of January 25, 2015, the Company operated 169 stores in 27 states.

The following table provides additional information about the Company’s real estate and store opening activities through the fourth quarter of fiscal 2014. Leases signed as of January 25, 2015 are for stores expected to open during or after fiscal 2015.

	Stores Opened in FY 2014	Leases Signed for Future Stores Locations [1]
Number of new leased store locations	22	21
Average capital cost per store [2]	$3.2 million
	Information for All Open Stores
Average store size (gross square feet)	21,186
Total rentable square footage (at end of period)	3.6 million

Note 1: Includes leases for stores expected to open after January 25, 2015 and such leases typically include customary leasing conditions. In general, the Company does not announce the location of a new store until all conditions to the lease are satisfied or the Company’s involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. The Company generally identifies a store as “coming soon” when the Company takes possession of the property and commences construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2015 Outlook

Mr. Crane concluded, “For fiscal 2015, we expect to generate increased sales growth and expand operating margin as we execute our real estate strategy and work to drive greater promotional and operational efficiencies while making strategic investments for the long-term growth of the Company. We plan to open approximately 19 new stores, with the majority of them opening in the latter part of the fiscal year. These stores will be within or located close to our existing markets in the eastern half of the United States. We are committed to building upon our strategic initiatives to continue to provide greater value for our customers, employees, and shareholders.”
In the first quarter of fiscal 2015, winter storms forced the Company to temporarily close a significant number of stores. The Company estimates the impact of these weather related events to be approximately $0.01 to $0.02 per diluted share.
In 2015, the Company’s fiscal year will be 53 weeks ending on January 31, 2016. Excluding the 53rd week, the Company expects fiscal 2015 adjusted earnings of $1.77 to $1.85 per diluted share. This forecast includes a net benefit to earnings of approximately $0.03 per diluted share, related to store closures in California, partially offset by leadership transition related expenses, and excludes anticipated net charges of approximately $0.26 to $0.33 per diluted share, expected to be realized during fiscal 2015 related to the recognition of lease liabilities, asset disposals, severance and other costs associated with store closures in California. GAAP diluted earnings per share are expected to be $1.52 to $1.67, which includes an approximately $0.08 benefit related to the 53rd week of fiscal 2015.
Management’s outlook for fiscal 2015 is based upon the following expectations:

•	Total net sales growth of approximately 9.0% to 11.0% compared to fiscal 2014 total net sales, which included the benefit of sales from the Company’s California stores

•	Comparable store sales growth of 2.0% to 4.0%

•	An effective tax rate of 37.5% to 37.8%

•	Approximately $100 million to $110 million in capital expenditures, primarily related to real estate investments

•
Unit growth of approximately 19 new stores, with two new stores opening in the first quarter; five to six new stores opening in the second quarter; and 11 to 12 new stores opening in the second half of the year

•	Remodeling or refreshing 10 stores, with the majority completed in the first half of the year

•
Approximately $0.08 per diluted share of earnings related to the 53rd week of operations in the fourth quarter of 2015, and a net benefit of approximately $0.03 per diluted share which includes the positive impact associated with the store closures in California, partially offset by increased retention-related expense

Earnings Conference Call

The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company’s website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13602264.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of March 5, 2015, the Company operates 171 stores in 28 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2015 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including U.S. fiscal and monetary policy, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; impairment of recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention, including the outcome and costs of the current CEO search being conducted as part of our previously announced leadership change; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014

Sales	$480,487	$425,810	$1,753,166	$1,511,657
Cost of goods sold	315,823	283,126	1,158,546	996,301
Gross profit	164,664	142,684	594,620	515,356

Operating expenses:
Selling, general and administrative expenses	107,404	96,944	406,452	349,813
Impairments and store closure costs	8,708	27,158	22,589	27,505
Depreciation	15,970	15,391	61,966	54,657
Income from operations	32,582	3,191	103,613	83,381
Interest expense	1,068	1,229	4,375	3,783
Income before provision for income taxes	31,514	1,962	99,238	79,598
Tax provision (benefit)	11,334	(27)	36,213	28,791

Net income	$20,180	$1,989	$63,025	$50,807

Net income per share:
Basic and diluted	$0.42	$0.04	$1.30	$1.05

Weighted average common shares outstanding:
Basic	48,353,242	48,253,321	48,298,653	48,206,879

Diluted	48,564,965	48,431,447	48,475,735	48,394,338

Comprehensive income:
Net income	$20,180	$1,989	$63,025	$50,807
Other comprehensive income	—	—	—	—

Total comprehensive income	$20,180	$1,989	$63,025	$50,807

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	January 25, 2015	January 26, 2014
Assets
Current assets:
Cash and cash equivalents	$48,486	$11,745
Accounts receivable	12,442	11,098
Inventories	61,237	55,656
Prepaid expenses and other current assets	4,633	4,304
Income tax benefit	622	1,692
Deferred income taxes	6,957	3,267
Total current assets	134,377	87,762
Property and equipment, net	392,194	373,449
Deferred income taxes	1,452	—
Other assets	9,429	8,417
Total assets	$537,452	$469,628

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$45,592	$46,942
Accrued liabilities	74,641	63,694
Total current liabilities	120,233	110,636
Long-term debt	—	24,700
Capital and financing lease obligations	33,337	26,069
Closed store reserves	10,187	193
Deferred income taxes	929	12,017
Deferred rent	13,797	13,460
Deferred lease incentives	14,117	13,347
Other liabilities	16,065	12,941
Total noncurrent liabilities	88,432	102,727

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,392,201 and 48,260,804 shares issued and outstanding as of January 25, 2015 and January 26, 2014, respectively	483	483
Additional paid-in capital	122,526	113,029
Retained earnings	205,778	142,753
Total stockholders' equity	328,787	256,265
Total liabilities and stockholders' equity	$537,452	$469,628

The Fresh Market, Inc. Consolidated Statements of Cash Flows (In thousands) (unaudited)

	For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014
Operating activities
Net income	$63,025	$50,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,163	54,878
Loss on disposals of property and equipment	2,006	311
Impairment of property and equipment	8,961	26,828
Gain on assignment of capital lease	(1,508)	—
Share-based compensation	7,533	5,239
Excess tax benefit from share-based compensation	(324)	(569)
Deferred income taxes	(16,230)	(11,519)
Change in assets and liabilities:
Accounts receivable	(1,344)	(4,268)
Inventories	(5,581)	(11,671)
Prepaid expenses and other assets	(1,003)	351
Income tax benefit	1,070	—
Accounts payable	(1,350)	11,308
Closed store reserves	9,487	(170)
Accrued and other liabilities	16,120	18,847
Net cash provided by operating activities	143,025	140,372

Investing activities
Purchases of property and equipment	(90,182)	(122,366)
Proceeds from sale of property and equipment	8,004	119
Net cash used in investing activities	(82,178)	(122,247)

Financing activities
Borrowings on revolving credit facility	138,233	513,621
Payments made on revolving credit facility	(162,933)	(530,921)
Payments made on debt issuance costs	(534)	—
Payments made on capital and financing lease obligations	(836)	(177)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	170	226
Excess tax benefit from share-based compensation	324	569
Payments made on withholding tax for restricted stock unit vesting	(468)	(494)
Proceeds from exercise of share-based compensation awards	1,938	2,059
Net cash used in financing activities	(24,106)	(15,117)

Net increase in cash and cash equivalents	36,741	3,008
Cash and cash equivalents at beginning of period	11,745	8,737

Cash and cash equivalents at end of period	$48,486	$11,745

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$4,188	$2,483

Cash paid during the period for taxes	$51,332	$47,609

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations during the period	$9,644	$40,511

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014

Pre-Opening Rent	$532	$899	$2,349	$3,300
Other Occupancy Costs	21,858	19,719	86,252	72,676
Total Occupancy Costs	$22,390	$20,618	$88,601	$75,976

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014

New Store Pre-Opening Expenses	$1,324	$1,417	$5,558	$5,980

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

	For the Thirteen Weeks Ended January 25, 2015			For the Thirteen Weeks Ended January 26, 2014
	GAAP	Adjustments (2)	Adjusted GAAP	GAAP	Adjustments (3)	Adjusted GAAP
Income from operations	$32,582	10,620	$43,202	$3,191	$27,553	$30,744

Income before provision for income taxes	$31,514	10,620	$42,134	$1,962	$27,553	$29,515

Tax provision (benefit)	$11,334	4,210	$15,544	$(27)	$10,737	$10,710

Net income	$20,180	6,410	$26,590	$1,989	$16,816	$18,805

Net income per share:
Basic (4)	$0.42	$0.13	$0.55	$0.04	$0.35	$0.39

Diluted (4)	$0.42	$0.13	$0.55	$0.04	$0.35	$0.39

	For the Fifty-Two Weeks Ended January 25, 2015			For the Fifty-Two Weeks Ended January 26, 2014
	GAAP	Adjustments (5)	Adjusted GAAP	GAAP	Adjustments (6)	Adjusted GAAP
Income from operations	$103,613	24,505	$128,118	$83,381	$27,553	$110,934

Income before provision for income taxes	$99,238	24,505	$123,743	$79,598	$27,553	$107,151

Tax provision	$36,213	9,517	$45,730	$28,791	$10,737	$39,528

Net income	$63,025	14,988	$78,013	$50,807	$16,816	$67,623

Net income per share:
Basic (4)	$1.30	$0.31	$1.62	$1.05	$0.35	$1.40

Diluted (4)	$1.30	$0.31	$1.61	$1.05	$0.35	$1.40

(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred during the thirteen and fifty-two weeks ended January 25, 2015 and January 26, 2014. These measures are not in accordance with, or an alternative to, GAAP and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations.

(2) The Company recognized pre-tax charges of $10.6 million ($6.4 million, net of tax), which included $9.0 million in impairment charges offset by a $0.5 million net reduction in previously recorded closed store expense. These charges are included in the “Impairments and store closure costs” line item on the Consolidated Statements of Comprehensive Income, along with other on-going closed store expenses. Additionally, the Company incurred approximately $2.1 million for leadership changes during the thirteen weeks ended January 25, 2015, which were recorded to the “Selling, general and administrative expenses” line item on the Consolidated Statements of Comprehensive Income.

(3) The Company recognized pre-tax charges of $27.6 million ($16.8 million, net of tax) related to impairment charges for certain real estate and store related assets. Of these charges, $27.0 million is included in the “Impairments and store closure costs” line item and $0.6 million related to the write off of capitalized expenses for real estate sites prior to leasing them, is included in the “Selling, general and administrative expenses” line item on the Consolidated Statements of Comprehensive Income for the thirteen weeks ended January 26, 2014.

(4) The net income per share totals may not equal the sum of the components due to rounding.

(5) The Company recognized pre-tax charges of $24.5 million ($15.0 million, net of tax). Included in these charges are $2.1 million for leadership changes and $9.0 million for impairment charges. Additionally, the Company recognized a net expense of $13.5 million in store closure and exit costs. Included in the $13.5 million is $13.1 million for the recognition of certain lease liabilities, severance, loss on disposal of assets and other exit costs which is reflected in the “Impairments and store closure costs” line item on the Consolidated Statements of Comprehensive Income. The remaining charges of $0.4 million relate to the liquidation of inventory and are reflected in other line items on the Consolidated Statements of Comprehensive Income.

(6) The Company recognized pre-tax charges of $27.6 million ($16.8 million, net of tax) related to impairment charges for certain real estate and store related assets. Of these charges, $27.0 million is included in the “Impairments and store closure costs” line item and $0.6 million related to the write off of capitalized expenses for real estate sites prior to leasing them, is included in the “Selling, general and administrative expenses” line item on the Consolidated Statements of Comprehensive Income for the fifty-two weeks ended January 26, 2014.

The Fresh Market, Inc.
Reconciliation Between Net Income and Adjusted EBITDA (1)
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014
Net income	$20,180	$1,989	$63,025	$50,807
Adjusted items:
Tax provision (benefit)	11,334	(27)	36,213	28,791
Interest expense	1,068	1,229	4,375	3,783
Depreciation	15,970	15,391	61,966	54,657
Leadership related charges	2,077	—	2,077	—
Share-based compensation, net of leadership related charges (2)	1,430	983	6,943	5,239
Loss on disposals of property and equipment, net of closed stores (3)	46	298	110	311
Impairments and store closure costs	8,708	27,158	22,589	27,505
Other (4)	—	—	418	—
Total adjusted items	40,633	45,032	134,691	120,286

Adjusted EBITDA	$60,813	$47,021	$197,716	$171,093

(1)
While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted.  Finally, the Company believes such information provides a higher degree of transparency.

(2) Share-based compensation excludes the previously announced leadership related charges. See table below for the calculation of shared-based compensation, net of leadership related charges.

Reconciliation of Share-based Compensation (in thousands) (unaudited):
	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014
Share-based compensation	$2,020	$983	$7,533	$5,239
Less: share-based compensation for leadership related charges	590	—	590	—
Share-based compensation, net of leadership related charges	$1,430	$983	$6,943	$5,239

(3) The loss on disposals of property and equipment excludes the loss from closed stores. See table below for the calculation of loss on disposals of property and equipment, net of closed stores.

Reconciliation of Loss on Disposals of Property and Equipment (in thousands) (unaudited):

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014
Loss on disposals of property and equipment	$90	$298	$2,006	$311
Less: loss on disposals included in the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income	44	—	1,896	—

Loss on disposals of property and equipment, net of closed stores	$46	$298	$110	$311

(4) Other adjusted items relate to the liquidation of inventory for previously closed stores and are reflected in other line items on the Consolidated Statements of Comprehensive Income for the fifty-two weeks ended January 25, 2015.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	January 25, 2015 Calculated Using GAAP	January 26, 2014 Calculated Using GAAP	January 25, 2015 Calculated Using Adjusted	January 26, 2014 Calculated Using Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)	Net Income (3)
Return on assets (4)	12.7%	11.6%	15.5%	15.3%
Return on invested capital (5)	18.3%	16.5%	22.0%	21.5%
Return on equity (6)	19.2%	19.8%	22.7%	24.8%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations. The financial return metrics are calculated on a trailing four quarters basis. The manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in these columns are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in these columns are calculated using adjusted net income, which is a non-GAAP financial measure. Please see the schedule entitled "Reconciliation of Adjusted Financial Statement Items" included in this press release for the reconciliation of net income determined in accordance with GAAP to adjusted net income.

Trailing four quarters ended (in millions):

	As of January 25, 2015	As of January 26, 2014
Net Income	$63.0	$50.8
Impairments and store closure costs	22.4	27.6
Leadership related charges	2.1	—
Adjustment for taxes	(9.5)	(10.8)
Adjusted net income	$78.0	$67.6

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the columns which present metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus adjusted provision for income taxes (for the calculation set forth in the columns which present metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the columns which present metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions, and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.